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May 10, 2018

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Grant Park Futures Fund Limited Partnership c/o Dearborn Capital Management, L.L.C. 555 West Jackson Boulevard, Suite 600 Chicago, Illinois 60661

Re:Grant Park Futures Fund Limited Partnership
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Grant Park Futures Fund Limited Partnership, an Illinois limited partnership (“Grant Park”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the issuance of common units representing limited partnership interests in Grant Park (“Limited Partner Units”).

In rendering this opinion, we have reviewed and relied upon the Registration Statement as well as certain written representations made to us by Dearborn Capital Management, L.L.C., the general partner of Grant Park (the “General Partner”), concerning the operation of Grant Park and the nature of its annual gross income.  We have also examined such other agreements, documents and records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter.  In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy and completeness of the statements contained in the Registration Statement, and that Grant Park will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”).  You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.  Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein being accurate.  Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

Based on the foregoing, it is our opinion that Grant Park will be classified as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation, provided that (i) at least 90% of Grant Park’s gross income consists of, and has consisted of, “qualifying income” as defined in section 7704(d) of the Internal Revenue Code of 1986, as amended (the “Code”), for the current taxable year and for each of its preceding taxable years and (ii) Grant Park is organized and operated in accordance with its governing agreements and applicable law.  In addition, we advise you that in our opinion, the description set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus, insofar as it relates to matters of United States federal income tax

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Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

Grant Park Futures Fund Limited Partnership

May 10, 2018

law and legal conclusions with respect thereto (subject to the qualifications an assumptions stated therein), correctly describes the material U.S. federal income tax consequences as of the date hereof to Grant Park and to U.S. resident individuals who acquire Limited Partnership Units in Grant Park.

Our opinion is limited to the specific U.S. federal income tax issues set forth above.  We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues.  Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

The opinion expressed in this letter is based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof.  We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings.  There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.   We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

This opinion is furnished to Grant Park solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent.  This opinion may be disclosed to the holders of Limited Partner Units and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any holder of Limited Partner Units.  This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this letter and to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.